As filed with the Securities and Exchange Commission on April 20, 2015

 File No. 811-22420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No.11	[X]

OPPENHEIMER MASTER LOAN FUND, LLC

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

(Address of Principal Executive Offices) (Zip Code)

(303) 768-3200

(Registrant’s Telephone Number, including Area Code)

Arthur S. Gabinet, Esq.

OFI Global Asset Management, Inc.

225 Liberty Street

New York, New York 10281-1008

(Name and Address of Agent for Service)

This Amendment No. 11 to the Registrant’s Registration Statement on Form N-1A (File No. 811-22420) (the “Registration Statement”) consists of the following: (1) the facing sheet of the Registration Statement; (2) Amendment, dated April 20, 2015, to the Registration Statement; and (3) Signature page. Parts A, B and C to the Registration Statement were previously filed on January 28, 2015 and are incorporated by reference.

OPPENHEIMER MASTER LOAN FUND, LLC

Amendment dated April 20, 2015 to the

Registration Statement dated January 28, 2015

This following information supplements and/or replaces the respective information in the Fund’s Prospectus and Statement of Additional Information dated January 28, 2015. This Amendment No. 11 should be read in conjunction with the Fund’s Registration Statement, dated January 28, 2015.

Effective immediately, the Registration Statement is revised as follows:

1. The following is added to Item 11 under “Redemption of Fund Shares”:

Proceeds of any redemption will normally be paid in cash upon receipt of a request in proper form, although the Fund retains the right to redeem some or all of its interests in-kind under unusual circumstances, in order to protect the interests of remaining shareholders or to accommodate a request by a particular shareholder that does not adversely affect the interest of the remaining shareholders, by delivery of securities selected from the Fund’s assets at its discretion. In-kind payment means payment will be made in portfolio securities rather than cash. If this occurs, the redeeming shareholder may incur brokerage or other transaction costs to convert the securities to cash.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 20th day of April, 2015.

Oppenheimer Master Loan Fund, LLC

By:	Arthur P. Steinmetz*
Arthur P. Steinmetz President and
Principal Executive Officer

*By: /s/ Mitchell Lindauer

Mitchell Lindauer, Attorney-in-Fact

Date: April 20, 2015